Exhibit 99.1

Guidance Software Settles Proxy Contest

PASADENA, Calif. – April 22, 2016 – Guidance Software, Inc. (NASDAQ: GUID) today announced that the Company has reached a mutual settlement agreement with Mr. Shawn McCreight, its founder and former Chairman, to end the proxy contest related to the Company’s upcoming annual meeting of stockholders scheduled for May 11, 2016.

Under the terms of the settlement agreement, Mr. McCreight will resign his board position and the Company will appoint two of Mr. McCreight’s nominees to serve as new directors on the board. Mr. Michael McConnell and Mr. John Colbert will both be appointed to join the Company’s board of directors. In addition, Mr. Chris Poole, current board member and chair of the nominating and governance committee, will resign.

“The board and management team believe this settlement serves the best interests of the Company, stockholders, customers and employees,” said Patrick Dennis, Guidance Software’s president and CEO. “We welcome Mr. McCreight’s nominees and look forward to getting back to the business of growing the Company and building stockholder value.”

Mr. Robert van Schoonenberg, Chairman of the Board at Guidance, added, “I would like to thank Shawn for his many contributions to the Company, and to thank Chris Poole for his outstanding board service since 2013.”

Mr. McCreight said, “I am thrilled that we will be adding two fine directors to the Guidance Board. All shareholders benefit from this settlement, and I look forward to seeing great things from Guidance in the future.”

As part of the settlement agreement, Mr. McCreight has agreed to vote in favor of the Company’s slate of director nominees at the upcoming annual meeting of stockholders, and the litigation between the Company and Mr. McCreight will be dismissed.  In addition, Mr. McCreight has agreed to a standstill extending through the middle of January 2018. The full settlement agreement will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed later today.

About Guidance Software:

Guidance (NASDAQ: GUID) exists to turn chaos and the unknown into order and the known-so that companies and their customers can go about their daily lives as usual without worry or disruption, knowing their most valuable information is safe and secure. The makers of EnCase®, the gold standard in forensic security, Guidance provides a mission-critical foundation of market-leading applications that offer deep 360-degree visibility across all endpoints, devices and networks, allowing proactive identification and remediation of threats. From retail to financial institutions, our field-tested and court-proven solutions are deployed on an estimated 25 million endpoints at more than 70 of the Fortune 100 and hundreds of agencies worldwide, from beginning to endpoint.

Guidance Software®, EnCase®, EnForce™ and Tableau™ are trademarks owned by Guidance Software and may not be used without prior written permission. All other trademarks and copyrights are the property of their respective owners.

INVESTOR CONTACT

Rasmus van der Colff

Guidance Software, Inc.

626-768-4607

investorrelations@guidancesoftware.com

PROXY INFORMATION CONTACT

Larry Dennedy

MacKenzie Partners, Inc.

212-929-5500

guid@mackenziepartners.com

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